Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Enel Américas S.A.

We consent to the incorporation by reference in the registration statement (No. 333-232171) on Form F-3 of Enel Américas S.A. of our reports dated April 30, 2021, with respect to the consolidated statement of financial position of Enel Américas S.A. and subsidiaries (the Company) as of December 31, 2020, the related consolidated statements of comprehensive income, changes in equity, and cash flows for the year ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 20-F of Enel Américas S.A.

Our report dated April 30, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2020, because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company did not establish effective general information technology controls, specifically program change controls and access controls, that support the consistent operation of the Company’s information technology (IT) operating system, database, and IT application layers of technology over the electricity distribution business revenue process. These deficiencies also affected the effectiveness of business process automated controls, manual controls with an automated component, and the database of the reports that were used to execute certain automated and manual controls.

/s/ KPMG

KPMG Auditores Consultores SpA

Santiago, Chile

April 30, 2021